Exhibit 99.1

             BRE PROPERTIES DECLARES COMMON AND PREFERRED DIVIDENDS

    SAN FRANCISCO, Nov. 28 /PRNewswire-FirstCall/ -- BRE PROPERTIES, INC. (NYSE: BRE) today announced its board of directors approved regular common and preferred stock dividends for the quarter ending December 31, 2005. All common and preferred dividends will be payable on Friday, December 30, 2005 to shareholders of record on December 15, 2005.

    The quarterly common dividend payment of $0.50 is equivalent to $2.00 per common share on an annualized basis, and represents a yield of approximately 4.2% on the closing price on Friday, November 25, 2005 of $47.47 per share. BRE has paid uninterrupted quarterly dividends to shareholders since the company's founding in 1970.

    The 8.08% Series B preferred dividend is $0.505 per share; the 6.75% Series C preferred dividend is $0.421875 per share; and the 6.75% Series D preferred dividend is $0.421875 per share.

    About BRE Properties

    BRE Properties -- a real estate investment trust -- develops, acquires and manages apartment communities convenient to its residents' work, shopping, entertainment and transit in supply-constrained Western U.S. markets. BRE directly owns and operates 84 apartment communities totaling 23,826 units in California, Arizona, Washington and Colorado. The company currently has nine other properties in various stages of development and construction, totaling 2,213 units, and joint venture interests in two additional apartment communities, totaling 488 units.

SOURCE  BRE Properties, Inc.
    -0-                             11/28/2005
    /CONTACT: investors, Edward F. Lange, Jr., +1-415-445-6559, or media, Thomas E. Mierzwinski, +1-415-445-6525, both for BRE Properties, Inc./
    /Web site:  http://www.breproperties.com /